Exhibit 99.1

Fred’s, Inc. Announces Extension of Cooperation Agreement

with Alden Global Capital LLC

Extension Accompanied by Consent for Alden to Purchase Additional Shares

MEMPHIS, Tenn.--(BUSINESS WIRE)—October 10, 2018--Fred’s, Inc.(“Fred’s” or the “Company”) (NASDAQ:FRED) today announced that the Company has reached an agreement to extend the cooperation agreement Fred’s had previously entered into with Alden Global Capital LLC (“Alden”) through September 1, 2019. The cooperation agreement contains certain customary standstill and other provisions and prior to the amendment, would have allowed either party to terminate the agreement after March 1, 2019. The amendment extends that date by six months. The complete agreement between Fred’s and Alden previously was included as an exhibit to a Current Report on Form 8-K, which was filed with the Securities and Exchange Commission and the amendment announced today also will be filed as an exhibit to a Current Report on Form 8-K.

The amendment also reflects the Company’s consent to Alden increasing its investment in the Company through additional open-market purchases of no more than 3,725,000 shares. The amendment was approved by a special committee of Fred’s independent directors.

Joe Anto, Interim CEO and CFO of Fred’s, stated, “We are pleased that Alden has reiterated its confidence in Fred’s by seeking to increase its ownership in the Company.”

ENDS

About Fred’s, Inc.

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s, Inc. operates approximately 600 general merchandise and pharmacy stores, including 12 franchised locations. With unique store formats and strategies that combine the best elements of a value-focused retailer with a healthcare-focused drug store, Fred’s stores offer frequently purchased items that address the everyday needs of its customers. These include nationally recognized brands, proprietary Fred’s label products, and a full range of value-priced selections. For more information, visit Fred’s website at www.fredsinc.com.

Fred’s Contact

Liolios
Sean McGowan or Cody Slach, 949-574-3860
FRED@liolios.com